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                                                                    EXHIBIT 23.1



            CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM



We consent to the reference to our firm under the captions "Experts", "Summary Historical Consolidated Financial Data", "Selected Historical Consolidated Financial Data", "Selected Unaudited Pro Forma Condensed Consolidated Financial Data" and to the use of our report dated February 25, 2004, in the Registration Statement (Form S-1 No. 333-115513) and related Prospectus of Oglebay Norton Company for the registration of 67,139 subscription rights, 5,371,120 shares of its series A convertible preferred stock, 5,947,376 shares of its reorganized common stock and 5,238,688 warrants.


                                             /s/ Ernst & Young LLP


Cleveland, Ohio
December 20, 2004